Exhibit 99.1

The TJX Companies, Inc. Reports Q4 and FY18 Results; Achieves Above-Plan Q4 Comp Sales Growth of 4% and Exceeds Q4 EPS Expectations; Announces Plan to Increase Dividend 25% and Buy Back $2.5 to $3.0 Billion of Stock; Provides FY19 Guidance

  Q4 net sales for the 14-week period increased 16% to $11.0 billion
  Q4 consolidated comparable store sales on a 13-week basis increased 4% over last year’s 3% increase
  Q4 GAAP diluted EPS of $1.37, compared with $1.03 in the prior year
  Q4 adjusted diluted EPS of $1.19, which excludes a $.17 net benefit due to items related to the 2017 Tax Act (described below), a benefit of approximately $.11 from the extra week in the Company’s Fiscal 2018 fourth quarter, and a $.10 impairment charge related to Sierra Trading Post (described below), compared with $1.03 in Q4 of the prior year
  FY18 net sales for the 53-week period increased 8% to $35.9 billion
  FY18 consolidated comparable store sales on a 52-week basis increased 2% over last year’s 5% increase
  FY18 GAAP diluted EPS of $4.04, compared with $3.46 in the prior year
  FY18 adjusted diluted EPS of $3.85, which excludes the same Q4 items mentioned above, compared with an adjusted $3.53 in the prior year
  Returned $2.4 billion to shareholders in Fiscal 2018 through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 28, 2018--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter ended February 3, 2018. Net sales for the 14-week fourth quarter of Fiscal 2018 increased 16% to $11.0 billion. Consolidated comparable store sales on a 13-week basis increased 4%, compared to last year’s 3% increase. Net income for the 14-week fourth quarter was $877 million and diluted earnings per share were $1.37. Adjusted diluted earnings per share for the fourth quarter were $1.19, a 16% increase over the prior year’s $1.03.

For the 53-week fiscal year ended February 3, 2018, net sales were $35.9 billion, an 8% increase over last year’s 7% increase. Consolidated comparable store sales on a 52-week basis increased 2% over last year’s 5% increase. Net income for the 53-week fiscal year was $2.6 billion and diluted earnings per share were $4.04 versus $3.46 in the prior year. Adjusted diluted earnings per share for the fiscal year were $3.85, a 9% increase over the prior year’s adjusted $3.53, which excluded a combined $.07 negative impact from a debt extinguishment charge and a pension settlement charge.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are very pleased with our strong finish to 2017! In the fourth quarter, our consolidated comp store sales increase of 4% and adjusted earnings per share both meaningfully exceeded our expectations. Once again, customer traffic was up overall and the primary driver of our comp sales increases at each of our four major divisions, as customers responded to our great brands and compelling, eclectic mix of merchandise at excellent values. We are also pleased with our full-year performance as we surpassed $35 billion in annual sales, an important milestone for our Company! Consolidated comp store sales were up 2% as we marked the 22nd consecutive year of comp sales growth for TJX. For the full year, adjusted earnings per share were also above our plan.”

Herrman continued, “Looking ahead, 2018 is off to a solid start. We see abundant opportunities in the marketplace for major brands and high-quality merchandise and are pursuing numerous initiatives to keep driving sales and customer traffic. Our management team is laser focused on achieving our 2018 plans and, as always, passionate about surpassing them.”

Impact of the Tax Cuts and Jobs Act of 2017 (2017 Tax Act)

The 2017 Tax Act benefited the Company in the fourth quarter and full year Fiscal 2018. The Company expects to continue to benefit from the 2017 Tax Act going forward, primarily due to the lower U.S. corporate income tax rate. As a result of the estimated cash benefit related to the 2017 Tax Act, the Company is taking the following actions:

Associates

  A one-time, discretionary bonus to eligible, non-bonus-plan Associates, globally
  An incremental contribution to the Company’s defined contribution retirement plans for eligible Associates in the U.S. and internationally
  Instituting paid parental leave for eligible Associates in the U.S.
  Enhancing vacation benefits for certain U.S. Associates

Communities

  Made meaningful contributions to TJX’s charitable foundations around the world to further support TJX’s charitable giving

Shareholders

  Planning a significant increase in shareholder distributions in Fiscal 2019, through both the Company’s dividend and share buyback programs (detailed below)

Repatriation of Cash

  Planning to repatriate more than $1 billion in cash from its TJX Canada division in Fiscal 2019

Ernie Herrman commented, “We are pleased to be utilizing the cash benefit from the 2017 Tax Act to make incremental investments in our Associates, our communities and shareholder distributions. Apart from the tax-related cash benefit, we plan to continue to re-invest in the business, including store growth, supply chain and infrastructure, technology, training our Associates, and upgrades to the shopping experience for customers. We are pleased to be in a position to do all of this while continuing to deliver great value to our customers and shareholders!”

The $.17 per share net benefit in the fourth quarter and full year Fiscal 2018 includes the benefit related to changes in the U.S. tax code as a result of the 2017 Tax Act, partially offset by the Associate bonus, retirement plan contributions, and charitable foundation contributions mentioned above.

Shareholder Distributions

The Company intends to increase the regular quarterly dividend on its common stock to be declared in April 2018 and payable in June 2018 to $.39 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 25% increase in the current per share dividend and mark the 22nd consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

The Company also announced today its plan to repurchase approximately $2.5 to $3.0 billion of TJX stock during the fiscal year ending February 2, 2019. With $1.1 billion remaining at Fiscal 2018 year end under the Company’s stock repurchase programs, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. The new authorization represents approximately 6% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 19th program approved by the Board since 1997. Over this period, the Company has spent approximately $19.6 billion on the repurchase of TJX stock. During the fourth quarter, the Company spent a total of $405 million to repurchase TJX stock, retiring 5.4 million shares. In Fiscal 2018, the Company spent a total of $1.7 billion to repurchase TJX stock, retiring 22.3 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Ernie Herrman commented, “Our business continues to generate tremendous amounts of cash and excellent financial returns. In addition, with the recent changes in U.S. federal tax law, we expect a significant increase in cash flow. A substantial use of this cash is reflected in our plan to increase our regular quarterly dividend and share buyback program while simultaneously reinvesting in the business. This underscores our confidence in our ability to continue delivering strong, profitable sales and cash flow that enables us to both fund our continued growth and return value to our shareholders.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the fourth quarter and full year were as follows:

	Fourth Quarter Comparable Store Sales[1,2,3]		Fourth Quarter Net Sales ($ in millions)[4,5]
	FY2018 (13 weeks)	FY2017 (13 weeks)	FY2018 (14 weeks)	FY2017 (13 weeks)

Marmaxx (U.S.)[6,7]	+3%	+3%	$6,699	$6,029
HomeGoods (U.S.)[8]	+3%	+5%	$1,610	$1,329
TJX Canada	+7%	+4%	$1,088	$873
TJX International (Europe & Australia)	+3%	+2%	$1,564	$1,236

TJX	+4%	+3%	$10,961	$9,468

	Full Year Comparable Store Sales[1,2,3]		Full Year Net Sales ($ in millions)[4,5]
	FY2018 (52 weeks)	FY2017 (52 weeks)	FY2018 (53 weeks)	FY2017 (52 weeks)

Marmaxx (U.S.)[6,7]	+1%	+5%	$22,249	$21,246
HomeGoods (U.S.)[8]	+4%	+6%	$5,116	$4,405
TJX Canada	+5%	+8%	$3,642	$3,171
TJX International (Europe & Australia)	+2%	+2%	$4,857	$4,362

TJX	+2%	+5%	$35,865	$33,184

[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. For Q4 and FY2018, comparable store sales are for the 13-week and 52-week period ended January 27, 2018 respectively, versus the comparable period in FY2017. [2]Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com. [3]Q4 and FY2018 comparable store sales exclude 37 stores (primarily in Puerto Rico) that were significantly impacted by hurricanes during the year. [4]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. [5]Figures may not foot due to rounding. [6]Combination of TJ Maxx and Marshalls. [7]Net sales include Sierra Trading Post. [8]Net sales in Q4 and FY2018 include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

For the fourth quarter of Fiscal 2018, the movement in foreign currency exchange rates had a two percentage point positive impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.01 positive impact on fourth quarter Fiscal 2018 earnings per share, compared with a $.02 negative impact last year.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth for the full Fiscal 2018 year versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 positive impact on full year Fiscal 2018 earnings per share, compared with a $.02 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Sierra Trading Post Impairment Charge

The Company’s earnings per share in the fourth quarter and full year Fiscal 2018 includes a $.10 impairment charge. This charge is related to goodwill as the estimated fair value of Sierra Trading Post (STP) fell below the carrying value due to a decrease in projected revenue growth rates. This charge is included in the Marmaxx segment. As TJX continues transitioning this business to an off-price model, the Company saw improvement in the top line in the second half of Fiscal 2018. The Company remains confident in the potential of STP and believes it is well positioned for successful growth going forward.

Margins

For the fourth quarter of Fiscal 2018, the Company’s consolidated pretax profit margin was 10.1%, a 1.5 percentage point decrease compared with the prior year’s 11.6%. On an adjusted basis, the Company’s consolidated pretax profit margin was 11.5%, which excludes a 0.9 percentage point negative impact from the Sierra Trading Post impairment charge, a 0.9 percentage point negative impact from the Associate bonus, retirement plan contributions, and charitable foundation contributions (described above), and a benefit of approximately 0.4 percentage points from the extra week in the Company’s Fiscal 2018 fourth quarter calendar. This was a 0.1 percentage point decrease versus the prior year.

Gross profit margin for the fourth quarter of Fiscal 2018 was 28.4%, up 0.1 percentage point versus the prior year. Excluding a benefit of approximately 0.4 percentage points from the extra week in the Company’s Fiscal 2018 calendar, adjusted gross margin was 27.9%, down 0.4 percentage points versus the prior year.

Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter were 17.3%, up 0.6 percentage points versus the prior year’s ratio. Excluding a 0.9 percentage point negative impact from the Associate bonus, retirement plan contributions, and charitable foundation contributions (described above), adjusted SG&A was 16.4%, down 0.3 percentage points versus the prior year.

For the full year Fiscal 2018, the Company’s consolidated pretax profit margin was 10.8%, a 0.4 percentage point decrease compared with the prior year’s 11.2%. On an adjusted basis, the Company’s consolidated pretax profit margin was 11.2%, which excludes a 0.3 percentage point negative impact from the Sierra Trading Post impairment charge, a 0.3 percentage point negative impact from the Associate bonus, retirement plan contributions, and charitable foundation contributions (described above), and a benefit of approximately 0.1 percentage point from the 53rd week in the Company’s Fiscal 2018 calendar. This was a 0.3 percentage point decrease compared with the prior year’s adjusted 11.5%, which excluded a debt extinguishment charge and a pension settlement charge.

Gross profit margin for Fiscal 2018 was 28.9%, down 0.1 percentage point versus the prior year. Excluding a benefit of approximately 0.1 percentage point from the 53rd week in the Company’s Fiscal 2018 calendar, adjusted gross margin was 28.8%, down 0.2 percentage points versus the prior year. Merchandise margin remained strong on top of a significant increase in the prior year.

Selling, general and administrative costs as a percent of sales for Fiscal 2018 were 17.8%, up 0.4 percentage points versus the prior year’s ratio. Excluding a 0.3 percentage point negative impact from the Associate bonus, retirement plan contributions, and charitable foundation contributions (described above), adjusted SG&A was 17.5%, up 0.1 percentage point versus the prior year.

Inventory

Total inventories as of February 3, 2018, were $4.2 billion, compared with $3.6 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of February 3, 2018, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 6% on a reported basis and up 4% on a constant currency basis, compared to down 4% on a constant currency basis in the prior year. The Company enters the new fiscal year well-positioned to ship fresh, spring merchandise to its stores and take advantage of the plentiful opportunities in the marketplace.

Full Year and First Quarter Fiscal 2019 Outlook

For the 52-week fiscal year ending February 2, 2019, the Company expects diluted earnings per share to be in the range of $4.73 to $4.83, which represents a 17% to 20% increase over the prior year’s $4.04. The Company’s full-year guidance includes an expected benefit of approximately $.73 to $.75 per share due to items related to the 2017 Tax Act (primarily the lower U.S. corporate income tax rate). Excluding this benefit, the Company expects adjusted diluted earnings per share to be in the range of $4.00 to $4.08. This would represent a 4% to 6% increase over the prior year’s adjusted $3.85, which excludes the items described above. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the first quarter of Fiscal 2019, the Company expects diluted earnings per share to be in the range of $1.00 to $1.02, compared to $.82 last year. Excluding an expected benefit of approximately $.15 to $.16 per share due to the 2017 Tax Act (primarily the lower U.S. corporate income tax rate), the Company expects adjusted earnings per share to be in the range of $.85 to $.87. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the full year and first quarter of Fiscal 2019 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended February 3, 2018, the Company increased its store count by 258 stores to a total of 4,070 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	FY2018		FY2018
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
TJ Maxx	1,186	1,223	33.5	34.1
Marshalls	1,035	1,062	31.0	31.2
HomeGoods	579	667	14.2	15.8
Sierra Trading Post	12	27	0.3	0.6
Homesense	0	4	0.0	0.1
In Canada:
Winners	255	264	7.2	7.4
HomeSense	106	117	2.5	2.7
Marshalls	57	73	1.7	2.0
In Europe:
TK Maxx	503	540	15.0	15.8
Homesense	44	55	0.9	1.1
In Australia:
TK Maxx	35	38	0.8	0.8

TJX	3,812	4,070	106.9	111.7
[1]	Store counts above include both banners within a combo or a superstore.
[2]	Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of February 3, 2018, the end of the Company’s fiscal year, the Company operated a total of 4,070 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,223 TJ Maxx, 1,062 Marshalls, 667 HomeGoods, 27 Sierra Trading Post, and 4 Homesense stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 264 Winners, 117 HomeSense, and 73 Marshalls stores in Canada; 540 TK Maxx and 55 Homesense stores, as well as tkmaxx.com, in Europe; and 38 TK Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fourth Quarter and Fiscal 2018 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2018 results, operations, business trends, and plans for Fiscal 2019. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 14, 2018, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017

Net sales	$10,960,720	$9,467,647	$35,864,664	$33,183,744

Cost of sales, including buying and occupancy costs	7,849,400	6,786,777	25,502,167	23,565,754
Selling, general and administrative expenses	1,895,601	1,577,595	6,375,071	5,768,467
Impairment of goodwill and other long lived assets	99,250	-	99,250	-
Loss on early extinguishment of debt	-	-	-	51,773
Pension settlement charge	-	-	-	31,173
Interest expense, net	4,089	9,616	31,588	43,534

Income before provision for income taxes	1,112,380	1,093,659	3,856,588	3,723,043
Provision for income taxes	235,104	415,731	1,248,640	1,424,809

Net income	$877,276	$677,928	$2,607,948	$2,298,234

Diluted earnings per share	$1.37	$1.03	$4.04	$3.46

Cash dividends declared per share	$0.3125	$0.26	$1.25	$1.04

Weighted average common shares – diluted	638,403	657,386	646,105	664,432

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	February 3, 2018	January 28, 2017

ASSETS
Current assets:
Cash and cash equivalents	$2,758.5	$2,929.8
Short-term investments	506.2	543.2
Accounts receivable and other current assets	1,033.8	632.8
Merchandise inventories	4,187.2	3,645.0

Total current assets	8,485.7	7,750.8

Property, net of depreciation	5,006.0	4,532.9

Goodwill	100.1	195.9
Other assets	466.2	404.2

TOTAL ASSETS	$14,058.0	$12,883.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,488.4	$2,230.9
Accrued expenses and other current liabilities	2,637.1	2,526.7

Total current liabilities	5,125.5	4,757.6

Other long-term liabilities	1,320.5	1,074.0
Non-current deferred income taxes, net	233.1	314.0
Long-term debt	2,230.6	2,227.6

Shareholders’ equity	5,148.3	4,510.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,058.0	$12,883.8

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,607.9	$2,298.2
Depreciation and amortization	726.0	658.8
Loss in early extinguishment of debt	-	51.8
Pension settlement charge	-	31.2
Impairment of goodwill and other long lived assets	99.3	-
Deferred income tax (benefit)	(137.4)	(5.5)
Share-based compensation	101.4	102.3
(Increase) in accounts receivable and other assets	(380.2)	(32.8)
(Increase) decrease in merchandise inventories	(450.4)	11.9
Increase in accounts payable	205.1	48.2
Increase in accrued expenses and other liabilities	240.0	536.1
Other	13.9	(73.3)

Net cash provided by operating activities	3,025.6	3,626.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,057.6)	(1,024.7)
Purchases of investments	(861.2)	(717.0)
Sales and maturities of investments	906.1	529.1
Other	-	(2.3)
Net cash (used in) investing activities	(1,012.7)	(1,214.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	992.5
Cash payments for extinguishment of debt	-	(425.6)
Payments for repurchase of common stock	(1,644.6)	(1,700.0)
Proceeds from issuance of common stock	133.7	164.2
Shares used to pay withholding	(19.3)	(25.0)
Cash dividends paid	(764.0)	(651.0)
Other	(3.1)	58.0
Net cash (used in) financing activities	(2,297.3)	(1,586.9)

Effect of exchange rate changes on cash	113.1	9.2

Net (decrease) increase in cash and cash equivalents	(171.3)	834.3
Cash and cash equivalents at beginning of year	2,929.8	2,095.5

Cash and cash equivalents at end of period	$2,758.5	$2,929.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net sales:
In the United States:
Marmaxx	$6,698,852	$6,028,846	$22,249,105	$21,246,034
HomeGoods	1,609,893	1,329,135	5,116,328	4,404,607
TJX Canada	1,088,249	873,296	3,642,282	3,171,127
TJX International	1,563,726	1,236,370	4,856,949	4,361,976
Total net sales	$10,960,720	$9,467,647	$35,864,664	$33,183,744

Segment profit:
In the United States:
Marmaxx	$849,220	$840,807	$2,949,358	$2,995,045
HomeGoods	217,239	197,782	674,511	613,778
TJX Canada	137,532	91,475	530,113	413,417
TJX International	116,333	90,472	249,226	235,519
Total segment profit	1,320,324	1,220,536	4,403,208	4,257,759

General corporate expense	203,855	117,261	515,032	408,236

Loss on early extinguishment of debt	-	-	-	51,773
Pension settlement charge	-	-	-	31,173

Interest expense, net	4,089	9,616	31,588	43,534
Income before provision for income taxes	$1,112,380	$1,093,659	$3,856,588	$3,723,043

The TJX Companies, Inc. and Consolidated Subsidiaries Notes to Consolidated Condensed Statements

1.	During the fourth quarter ended February 3, 2018, TJX repurchased 5.4 million shares of its common stock at a cost of $405 million. For the twelve months ended February 3, 2018, TJX repurchased 22.3 million shares of its common stock at a cost of $1.7 billion. In February 2018, the Company announced that the Board of Directors approved an additional $2.5 to $3.0 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2.	During the fourth quarter ended February 3, 2018, the Company recorded a $99.3 million impairment charge, primarily goodwill, related to Sierra Trading Post.

3.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the 2017 Tax Act) was enacted into law which among other things, includes a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate to 21 percent, effective January 1, 2018. The change in the U.S. income tax rate also requires us to revalue our deferred tax assets and liabilities. Although we are still evaluating the impact of the 2017 Tax Act on TJX, the Company recorded an estimated reduction in our fourth quarter and full year tax provision of $173 million. The Company has reinvested a portion of these tax benefits by approving a discretionary bonus to eligible non-bonus plan Associates globally, providing an incremental contribution to the Company’s defined contribution retirement plans for eligible Associates in the U.S. and internationally, as well as making contributions to the Company’s charitable foundations. These initiatives reduced the fiscal 2018 fourth quarter and full year pre-tax income by $100 million. The tax benefits recognized due to the 2017 Tax Act, offset by the after-tax impact of the fourth quarter charges, result in a net benefit to net income of $110 million, or $0.17 per share for the fiscal 2018 fourth quarter and full year.

4.	During the third quarter ended October 29, 2016, the Company redeemed its $375 million 6.95% notes prior to their scheduled maturity of April 15, 2019 and recorded a pre-tax loss on the early extinguishment of this debt of $51.8 million.

5.	During the third quarter ended October 29, 2016, the Company offered eligible, former TJX Associates, who had not yet commenced receiving their pension benefit, an opportunity to receive a lump sum payout of their vested pension benefit. The payment and settlement of these pension benefits by the Company’s pension plan to participants who accepted this offer resulted in a non-cash settlement charge which reduced fiscal 2017 pre-tax income by $31.2 million.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323